Exhibit 2.4

CONFORMED COPY

Dated 21 August 1997

AKTIEBOLAGET SVENSK EXPORTKREDIT

as Issuer

DEED OF COVENANT

relating to
Instruments other than Yen Instruments issued under
the Programme for the Continuous Issuance of Debt Instruments
in Asia

LINKLATERS & PAINES

14th Floor

Alexandra House

Chater Road

Hong Kong

Ref: JAAE/HLL/REIS

THIS DEED is made on 21 August 1997 by:

AKTIEBOLAGET SVENSK EXPORTKREDIT (SWEDISH EXPORT CREDIT CORPORATION)

(“SEK”)

in favour of:

THE ACCOUNT HOLDERS from time to time (the “Account Holders”) of Morgan Guaranty Trust Company of New York, Euroclear Operations Centre, Brussels, Cedel Bank, société anonyme and the Central Moneymarkets Unit Service of the Hong Kong Monetary Authority (together the “Clearing Systems” and each a “Clearing System”).

Whereas:

(A)                              SEK has entered into a Dealership Agreement dated 21 August 1997 and made between SEK and Tokyo-Mitsubishi Securities Co., Ltd. as Arranger, The Hongkong and Shanghai Banking Corporation Limited and Tokyo-Mitsubishi International (HK) Limited as dealers (the “Dealers”), which expression shall include any institution appointed as a dealer in accordance therewith) under which debt instruments (“Instruments”) may from time to time be sold by SEK to, and purchased by, Dealers or any other person or institution. Such Instruments may be represented initially by a temporary global instrument (the “Temporary Global Instrument”) exchangeable in accordance with its terms for a permanent global instrument (the “Permanent Global Instrument”) or, as the case may be, definitive Instruments (“Definitive Instruments”). Permanent Global Instruments are, in accordance with their respective terms, exchangeable for Definitive Instruments. References herein to a “Global Instrument” shall, as the context may require, be to a Permanent Global Instrument or, as the case may be, a Temporary Global Instrument. A Global Instrument will be delivered to a common depositary for the Clearing Systems for credit to such securities clearance accounts with the Clearing Systems as may be determined by the Operating Regulations of the Clearing Systems with their respective participants.

(B)                                An Account Holder to whose securities clearance account with a Clearing System is credited rights in respect of a Global Instrument will be entitled, under and in accordance with the terms and conditions and operating procedures or management regulations (the “Operating Regulations”) of the relevant Clearing System, to instruct the relevant Clearing System to debit its securities clearance account with rights in respect of such Global Instruments and credit the same to the securities clearance accounts of other Account Holders with the same or the other Clearing System.

(C)                                In certain circumstances indicated in the relevant Global Instrument such Global Instrument will become void. In such circumstances, subject to and in accordance with the terms of this Deed, each Relevant Account Holder will acquire against SEK all those rights (the “Direct Rights”) which such Relevant Account Holder would have acquired had, prior to such Global Instrument becoming void, Definitive Instruments been issued in its favour by SEK in exchange for its interest in the relevant Global Instrument, including, without limitation, rights to receive principal of, and any interest or any other amount due in respect of such Definitive Instruments.  For these purposes, any reference to the “Relevant Account Holders” is to those Account Holders (other than the Clearing Systems to the extent to which they are account holders with each other for the purposes of operating the “bridge” between them) to whose securities clearance accounts Instruments represented by the Global Instrument are, at the time at which the Global Instrument becomes void, credited and any reference to a “Relevant Account Holder” is to any one of them.

THIS DEED WITNESSES as follows:

1                 If a Global Instrument becomes void in accordance with the terms thereof, then each Relevant Account Holder shall acquire against SEK the Direct Rights applicable to such Relevant Account Holder and such Global Instrument. SEK agrees that such Direct Rights shall, by virtue of this Deed, be acquired by such Relevant Account Holder immediately upon the relevant Global Instrument becoming void, without any need for any further action by any person.

2                 The records of the relevant Clearing System shall, in the absence of manifest error, be conclusive as to the identity of the Relevant Account Holders and the principal amount of rights in respect of any Global Instrument credited to the securities clearance account of each Relevant Account Holder at any time. Any statement issued by a Clearing System as to its records shall, in the absence of manifest error, be conclusive evidence of the records of the relevant Clearing System for the purposes of this Clause 2 (but without prejudice to any other means of producing such records in evidence).

3                 All payments in respect of this Deed by SEK will be made without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by or on behalf of the Kingdom of Sweden or any authority in the Kingdom of Sweden having power to tax, unless such withholding or deduction is required by law. In such event, SEK will pay such additional amounts as shall be necessary in order that the net amounts received by any Relevant Account Holder after such withholding or deduction shall equal the respective amounts which would have been receivable in the absence of such withholding or deduction; except that no such additional amounts shall be payable to any Relevant Account Holder (or to a third party on behalf of such Relevant Account Holder) (a) where such Relevant Account Holder is liable to such taxes or duties by reason of his having some connection with the Kingdom of Sweden other than the mere fact of being a Relevant Account Holder, or (b) where the Relevant Account Holder is able to avoid such withholding or deduction by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority.

4                 This Deed is governed by, and shall be construed in accordance with, English law.

5                 SEK irrevocably agrees for the benefit of the Relevant Account Holders that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Deed (respectively, “Proceedings” and “Disputes”) and, for such purposes, irrevocably submits to the jurisdiction of such courts. SEK irrevocably waives any objection which it might now or hereafter have to the courts of England being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and agrees not to claim that any such court is not a convenient or appropriate forum. SEK agrees that the process by which any Proceedings in England are begun may be served on it by being delivered to the Trade Commissioner for the time being at the Swedish Trade Council, 4th Floor, 73 Welbeck Street, London W1M 8AN (or its other address in England from time to time). If the appointment of the said person ceases to be effective, SEK shall on the written demand of any Relevant Account Holder appoint a further person in England to accept service of process in any other manner permitted by law. The submission to the jurisdiction of the courts of England shall not (and shall not be construed so as to) limit the right of the Relevant Account Holders or any of them to take Proceedings against SEK in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdiction preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

IN WITNESS WHEREOF this Deed has been executed as a deed by SEK and is intended to be and is hereby delivered on the day and year first before written.

EXECUTED as a deed under	)
Seal by AKTIEBOLAGET SVENSK	)
EXPORTKREDIT (publ))	L.S.
(SWEDISH EXPORT	)
CREDIT CORPORATION))
acting by	)

PETER YNGWE
President

In the presence of:

JANE LUNDGREN ERICSSON